Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Our report on our audit of the consolidated balance sheets of TG Therapeutics, Inc. and Subsidiaries as of December 31, 2012 and 2011 and the consolidated statements of operations, equity and cash flows for the years then ended and cumulative period ended December 31, 2012, included in this Annual Report on Form 10-K for the year ended December 31, 2012, is dated March 21, 2013. We consent to the incorporation by reference of our report in the following registration statements previously filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933: the registration statements on Forms S-8 with SEC file Nos. 333-48531, 333-15807, 333-112889 and 333-143838.

/s/ CohnReznick LLP

Roseland, New Jersey

March 21, 2013